EXHIBIT 5

47 EAST CHICAGO AVENUE SUITE 336 NAPERVILLE, ILLINOIS 60540 TEL.: (630) 848-1340 FAX: (630) 848-1342	67 PARK PLACE EAST SUITE 675 MORRISTOWN, NJ 07960 TEL.: (973) 539-5400 FAX: (973) 539-5404

October 15, 2014

Certified Mail Return Receipt Requested and Overnight Delivery

Mr. Peter J. Ressler
Corporate Secretary
Metro Bancorp, Inc.
3801 Paxton Street
Harrisburg, PA  17111-0999

Re:           Access to Stockholder List and Demand to Inspect Stockholder Records
Pursuant to Section 1508 of the Pennsylvania Business Corporation Law

Dear Mr. Ressler:

I, John Palmer, hereby certify to Metro Bancorp, Inc. (the “Company” or “Metro Bancorp”) that I own of record 200 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”).  I may be deemed to beneficially own an additional 1,246,929 shares of the Common Stock as part of the PL Capital Group, or 8.8% of the total shares outstanding.

As more fully described herein, I am making this demand for stockholder records in connection with the PL Capital Group’s intent to nominate two nominees for election to the board of directors of the Company at the 2015 annual meeting of the Company.  We are also making a demand for other books and records regarding related party transactions and loans because we are concerned and surprised that the Company continues to engage in such transactions despite prior regulatory concerns (e.g. the 2008 Consent Order from the Office of the Comptroller of the Currency) and the inherent conflicts raised by related party transactions.  These types of transactions raise legitimate concerns about the governance practices of the Company and the independence of the board of directors.  Refusal of our demand for these books and records will only heighten our concerns.

DEMAND

Pursuant to Section 1508 of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), I hereby demand (the “Demand”) an opportunity for myself, or my duly authorized agent, to inspect and to make copies and extracts from the following records and documents of the Company (the “Demand Materials”):

Shareholder Records

1.  A complete record or list of the Company’s stockholders arranged in descending order by number of shares, certified by its transfer agent(s) and/or registrar(s), setting forth the name and address of each stockholder and the number of shares of Common Stock registered in the name of each such stockholder (a) as of the date hereof, and (b) as of any record date for the 2014 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) (each record date under the preceding sub-clauses is hereinafter referred to as a “Record Date”).

2.  All lists, tapes, electronic files and other information that are in, or that come into, the possession or control of the Company, or that can reasonably be obtained, pursuant to Rules 14b-1 and 14b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which set forth the names and addresses of, and the number of shares held by, the beneficial owners of the Common Stock, including, but not limited to, any list of non-objecting or consenting beneficial owners (“NOBO’s” or “COBO’s”) in the format of a printout and electronic file listing in descending order balance.  If such information is not in the Company’s possession, custody or control, such information should be requested from Broadridge Financial Solutions, Inc.

3.  The information and records specified in Items 1 and 2 above as of any Record Date for stockholder action set by the Company’s Board of Directors, by operation of law or otherwise.

4.  The following with respect to the Metro Bancorp 401(k) Retirement Savings Plan and any other benefit plans offered by Metro Bancorp (collectively, the “Benefit Plans”), to the extent that any of these plans or their participants hold shares of Common Stock: (a) the name, address and number of shares of Common Stock attributable to any participant in each of the Benefit Plans; (b) the name and address of the trustees for each of the Benefit Plans; (c) the voting procedures for each of the Benefit Plans; and (d) the method(s) by which I, or my agents, may communicate with the participants of each of the Benefit Plans.  With regard to the Benefit Plans, we remind the Company of the Department of Labor’s (DOL) stated position that the trustees “must act prudently and must not subordinate the interests of the participants and beneficiaries to unrelated objectives,” and that such fiduciaries are to act without regard to their relationship to the plan sponsor.  See Department of Labor Interpretive Bulletin 94-2, July 21, 1994.

Loans to Directors and Executive Officers

1.  A listing of every Loan made to any director or executive officer. “Loan” means any loan, guaranty of indebtedness or other extension of credit by the Company or Metro Bank (the “Bank”) to any director or executive officer, pursuant to which any amount has been outstanding at any time on or after January 1, 2011, and any extensions or renewals thereof.

2.  Such list should include: (A) the date of the Loan, (B) the name of the borrower and its relationship to the director or executive officer, (C) the principal amount, interest rate, fees, payment and other terms of the Loan, (D) whether the Loan was made on terms or rates that were more favorable than those offered to nonaffiliated persons for similar transactions, (E) the guarantors and collateral for the Loan, (F) the internal risk or credit grade of the Loan, and (G) the payment status of the Loan.

3.  All documents relating to the approval of any Loan, including credit write-ups and other materials presented to the board of directors or any board committee of the Company or Bank.

4.  All documents relating to policies and procedures employed by the Company and the Bank with respect to ongoing reviews of such Loans, including a description of the frequency of review and the parties responsible for such review.

5.  All minutes of meetings of the boards of directors and all board committees of the Company and the Bank containing any reference to a Loan.

6.  All documents that discuss or relate to whether any of the Loans to directors and/or executive officers are currently or have been at any time (or should have been) past due, on nonaccrual, restructured, or criticized or classified as special mention, substandard, doubtful, or a potential problem loan.

To the extent any the above requests would require the disclosure of any confidential personal information pertaining to any director or executive officer, such information may be redacted from the documents in which it appears, provided that if the nature of the redacted information is not readily apparent on the face of the document as produced, the Company will describe in reasonable detail the nature of the redacted information.

Other Related Party Transactions

1.  A listing of every Related Party Transaction between the Company or the Bank and any director or executive officer since January 1, 2011, including a full description of the material terms of the Related Party Transaction. “Related Party Transaction” means any transaction entered into between the Company, or the Bank, and any director or executive officer at any time on or after January 1, 2011, including extensions thereof.  Such listing should include, but not be limited to, the Related Party Transactions noted in the Company’s Proxy Statements or Annual Reports on Form 10-K for the years ended December 31, 2011, 2012 and 2013, including Related Party Transactions between the Company and Gary Nalbandian, and the Company and Howell Mette.

2.  All documents relating to the approval of Related Party Transaction, including minutes of the Company and Bank boards and board committees.

3.  All documents relating to the conformance of any Related Party Transaction with (a) the Company’s Code of Ethics (including but not limited to the Code of Ethics sections on “conflicts and potential conflicts of interest” and “self-dealing and outside employment,” and (b) the Company’s Related Party Transaction Policy.

4.  All documents relating to ongoing reviews of Related Party Transactions, including a description of the frequency of review and the parties responsible for reviewing and assessing such Related Party Transactions.  All documents relating to any actual or potential defaults, breaches, regulatory concerns or problems with respect to any Related Party Transactions.

To the extent any the above requests would require the disclosure of any confidential personal information pertaining to any director or executive officer, such information may be redacted from the documents in which it appears, provided that if the nature of the redacted information is not readily apparent on the face of the document as produced, the Company will describe in reasonable detail the nature of the redacted information.

Independence Determinations

7.  All documents relating to the determination by the board of directors or any committee thereof that any Loan to, or Related Party Transaction with, a director did not adversely affect the independence of such director for the years 2011, 2012, 2013 and 2014, including minutes of meetings of the boards of directors and all board committees relating to the determination of independence of any director.

PURPOSE OF INSPECTION

I make this notification and Demand to inspect, copy and make extracts of the Demand Materials in good faith and for the purpose of enabling me to: (1) assess the independence of directors of the Company and the Bank and whether changes in the board of directors and management are needed to protect and promote the interests of the Company and its shareholders; (2) review the propriety of loans and other extensions of credit to, and other related party transactions with, the directors and executive officers of the Company; and (3) communicate with other shareholders of the Company regarding the foregoing matters, including the solicitation of proxies from the shareholders for the election of directors and other actions that are proper subjects for shareholder action.

ADMINISTRATIVE MATTERS

I expect the Company to either deliver copies of the requested materials to me or my agents or representatives or make the materials available during the Company’s regular business hours.  I will forego the Demand for inspection if the Company voluntarily furnishes to me or my agents or representatives all the information included in the Demand Materials.

I will bear the reasonable costs incurred by the Company (including those of its transfer agent(s)) in connection with the production of the information with regard to which this Demand is made, including overnight delivery charges.  Please advise my counsel, Phillip M. Goldberg of Foley & Lardner LLP, 321 North Clark Street, Chicago, Illinois 60610 (telephone number: 312-832-4549), of the total costs and we will promptly provide you payment.

Please advise Mr. Goldberg as promptly as practicable as to the time and place that the items requested above will be made available in accordance with this Demand.  Please also advise such counsel immediately whether you voluntarily will supply the information requested by this Demand.  In addition, if the Company believes that this Demand is incomplete or otherwise deficient in any respect, please contact such counsel immediately so that I may promptly address any alleged deficiencies.

Under Section 1508 of the BCL, if you refuse to permit the inspection and copying demanded herein within five business days, I will conclude that this Demand has been refused and will take appropriate steps to secure my rights to examine and copy the Demand Materials.

Please also be advised that this Demand is not intended to constitute a request under Rule 14a-7 of the Exchange Act.  I intend to make my request pursuant to Rule 14a-7 by separate communication to the Company.

I reserve the right to withdraw or modify this Demand at any time, and to make other demands of the Company whether pursuant to the BCL, other applicable law, or the Company’s charter documents.

Very truly yours,

/s/ John W. Palmer

John W. Palmer

cc:           Mr. Phillip Goldberg, Foley & Lardner LLP
Mr. Jack Hartman, Person & Heim, P.C.

STATE OF ILLINOIS                          )
)   ss.
COUNTY OF DUPAGE                       )

John W. Palmer, having been first duly sworn according to law, did depose, swear and say that he is authorized to execute the foregoing demand for inspection pursuant to Section 1508 of the Pennsylvania Business Corporation Law of 1988, as amended, and to make the demands, designations, authorizations and representations contained therein, and that the matters contained in the foregoing demand for inspection are true and correct.

/s/ John W. Palmer

Sworn to and subscribed before me by Debra S. Phillips
 this 15th day of October, 2014.

/s/ Debra S. Phillips                                                                                                [Seal]
Notary Public

My Commission Expires:  10/13/15